[*] Certain information omitted and filed separately with the Commission pursuant to a confidential treatment request under Rule 406 of the Commission.


                     IP Telephony Services Agreement



                                between



                          Access Power, Inc.
                 10033 Sawgrass Drive West, Suite 100
                   Ponte Vedra Beach, Florida 32082



                                  and



                        Access Universal, Inc.
                          13426 Verbena Lane
                           Houston, TX 77083








                                  1 of 15

                             IP TELEPHONY
                          SERVICES AGREEMENT

                                Between

                          Access Power, Inc.

                                 and

                        Access Universal, Inc.


RECITALS

   This Services Agreement is made as of the ___ day of December, 1998, by and between Access Power, Inc., a Florida corporation
   ("the Service Provider") and Access Universal, Inc., a Texas corporation ("the Customer").

   Whereas the Service Provider provides certain Internet Telephony
     Services, ("Services"); and

   Whereas the Customer desires to use said Services in the delivery of telecommunications traffic; and

   Whereas the Customer will be assuming the existing customer base and existing voice telecommunications traffic of Trademaster
     International, a Texas company, and Universal Services
     Enterprise, Inc., a Florida corporation for the purposes of this contract;

   It is hereby mutually agreed as follows:


Section 1.     DEFINITIONS

     AGREEMENT - refers to this IP Telephony Services Agreement and all attachments, exhibits, and addenda hereto.

     CONFIDENTIAL INFORMATION - refers to, but is not limited to, the following types of information and other information of a similar nature: pricing, software (in various stages of development), designs, drawings, specifications, models, technical information, source code, object code, documentation, diagrams, flow charts, marketing and development plans, co-developer and sub-contractor identities, business plans or records, financial information, market reports, customer lists, employee lists, supplier and/or

                                 2 of 15
     subcontractor information, business manuals, policies and procedures, the terms and conditions of this Agreement and all information clearly marked as confidential.

     DEFAULT - means any material breach or nonperformance of a material obligation of a party with respect to this Agreement, which is not cured or excused in accordance with the provisions of this Agreement.

     GATEWAY - means the equipment and software necessary, in any given location, to perform the IP processing and transmission of telephony communications.

     IP - Internet Protocol.

     IP TELEPHONY NETWORK - refers to the transmission path from one Gateway to another Gateway and may include routers, hubs and digital switching units over which IP telephony traffic will be processed. This network will handle traffic from a point within the US to a point in Manila, Philippines. It includes necessary hardware and software to perform the transmissions, however, it explicitly does not include the PTT or PSTN transmissions on either side of the IP Telephony Network.

     REGULATIONS - mean any statute, law, ordinance, regulation, order or rule of any governmental agency or body or of any other type of regulatory body in any state or country, including, without limitation, those covering environmental, energy, safety, bribery, record keeping, zoning, anti-discrimination, antitrust, wage and hour, export control, privacy, data transfer, telecommunications and price and wage control matters.

     SERVICE(S) - refers to the obligations undertaken by the Service Provider under the terms of this Agreement.

     TELEPHONY TRANSMISSIONS - refers to the complete process of making a call from the point of origination through the completion and subsequent disconnection of the call.

Section 2.  IP TELEPHONY SERVICES

2.1 The Service Provider will provide the Customer with voice telephony transmission (including the transfer of standard telephony signaling to IP and vice versa) and routing services through the IP Telephony Network between the United States and Manila in the Philippines.

2.2 The Service Provider will install, test and remotely monitor the operation and performance of the IP Telephony Network.

2.3 The Service Provider shall provide reports to the Customer containing telephony transmission activity over the IP Telephony Network. Such reports will include traffic information from the

                                 3 of 15
     IP Telephony Network activity log files. The reports will be provided in the form of data files on a frequency and transmission method to be established by the parties hereto.

2.4 The IP Telephony Network will initially be constructed to accommodate a volume of call traffic of 1,000,000 minutes per month. The Customer must provide periodic volume projections to enable the Service Provider enough lead time to increase the IP Telephony Network systems capacity to handle traffic growth over such network. The volume will increase by an additional 2,000,000 minutes a month within the first six months of operation. Volume increases may be implemented on an accelerated basis upon agreement by both parties. For each increase of 250,000 minutes or more beyond the projected 3,000,000 minutes, the Customer must provide at least ninety (90) days advance notification to the Service Provider. For any volume increases in excess of 1,000,000 minutes, the Service Provider reserves the right to require more than (90) days for capacity implementation and reserves the right to set periodic maximums, based upon capacity availability issues.

2.5 The Service Provider may enter into one or more subcontracts in connection with the performance of this Agreement. Subject to the provisions herein, the Service Provider shall remain responsible to the Customer for ensuring that the Service is performed in accordance with the applicable provisions of this Agreement, including those portions of the Service performed by subcontractors of the Service Provider.

2.6 The Customer will be required to arrange and provide for the co-location of the Service Provider equipment within the United States, access to the PSTN within the United States, and local and long distance access associated with completing the Telephony Transmissions in the Philippines.

2.7 The Service Provider will not be verifying the validity of the calling card, nor calculating remaining time on such calling cards. These functions are the responsibility of the Customer and a function of the telephony switches outside of the IP Telephony Network.

2.8 If an incoming call cannot be terminated within the coverage area of the IP Telephony Network, then the telephony traffic will not be completed.

2.9 The Customer will provide for appropriate co-location facilities for the Service Provider's equipment within the United States.



                                 4 of 15

SECTION 3.   CHARGES, COMPENSATION AND FEES

3.1 The Customer shall prepay the Service Provider on a monthly basis an amount, for anticipated use of the IP Telephony Network which shall be no less than the minimums set forth in Exhibit A, equal to payment for the number of anticipated minutes in Exhibit A.

3.2 If usage for a particular month goes above the number of prepaid minutes, the Customer shall pay the per minute rate, as specified in Exhibit A, within 10 days of receipt of the billing invoice from the Service Provider. If the bill is not paid within the 10 day period, it will be deemed past due. Any past due monetary amounts will bear interest calculated at 18% (eighteen percent)
     APR from the billing date until paid in full.   In the event of a
     disagreement concerning amounts owed with respect to an invoice, the Customer shall pay any amount not in dispute within the timeframe above.

3.3 If any payment is greater than seven (7) days past due, the Service Provider reserves the right to suspend Services to the Customer until such time as the Customer has no outstanding overdue amounts owed to the Company.

3.4 If, due to specific or unique needs of the Customer, the Service Provider incurs hourly programming costs, such programming costs will be billed at an hourly rate as specified in Exhibit A. The Customer will be notified in advance of any such work to be done, the reason therefor and an estimate of the number of hours that will be necessary to complete the work.

3.5 All references herein to dollars, cents, costs, or monetary amounts shall be in US Currency. All fees, charges or assessments associated with the conversion of monetary amounts shall be borne by the Customer.

3.6 The fees listed in Exhibit A of the Agreement do not include additional taxes or fees which may be applicable. If the Service Provider is required to pay taxes or fees by any regulatory authority based on the Services provided under this Agreement, then such additional costs shall be billed to and paid by the Customer. The additional costs will be billed to the Customer in the exact amount of such additional costs without any mark-up by
     the Service Provider.   Any such additional costs must be
     directly measured and based upon the Customer driven usage or ability to use (e.g.: capacity) the IP Telephony Network.

3.7 The Service Provider reserves the right to increase the rates for the Services due to currency fluctuations which result in an increase in the cost to provide the Services in the Philippines.

                                 5 of 15

3.8 Bills/invoices shall be directed to the Customer as provided for in the Notices section of this Agreement or to a subsequently identified person and/or location identified in communication(s) provided in accordance with said Notices section.

3.9 In addition to the charges contained herein, the Customer is responsible for all costs, including but not limited to, installation, usage, billing, and taxes associated with all costs of completing the Telephony Transmissions outside of the IP
     Telephony Network.


Section 4.  TERM

4.1 The term of this Agreement shall commence upon the date of mutual execution and continue through the 36th month of Service provided hereunder unless earlier terminated in accordance with this Agreement.

4.2 Upon the expiration of the initial or any renewal term, this Agreement shall renew automatically for successive three-year terms unless either party gives written notice of non-renewal at least three (3) months prior to the scheduled expiration date. However, if three (3) months is insufficient time for the party receiving the notice of non-renewal to reasonably continue uninterrupted services to that party's customers, the terms of this agreement shall continue for up to, but not exceed, an additional three (3) months.


Section 5.  TERMINATION

5.1 The Customer may terminate this Agreement at any time and without cause by giving the Service Provider at least six (6) months prior written Notice of Termination. The Service Provider may terminate this Agreement at any time and without cause by giving the Customer six (6) months prior written Notice of Termination.

5.2 A party may terminate this Agreement immediately if a Default occurs and is not corrected during the Cure Period(s) provided for within this section.

5.3 A Default shall not be deemed to have occurred unless the nondefaulting party has given written notice (a "Default Notice") to the defaulting party in accordance with the requirements of this section. A Default Notice shall specify in reasonable detail the events which the nondefaulting party believes have occurred and which constitute or evidence a Default, the provisions of this Agreement which have not been performed or complied with, and the actions which, in the opinion of the nondefaulting party, would be required to fulfill the requirements of this Agreement and cure the Default. An immaterial failure to comply precisely with the foregoing notice requirements shall not affect the validity of a Default Notice if the defaulting party was not prejudiced by such failure.

                                 6 of 15
5.4 Following the giving of a Default Notice, the defaulting party shall have thirty (30) days (the "Cure Period") in which to take the necessary actions to cure its breach or nonperformance. All Cure Periods shall commence on the date a Default Notice is given.

5.5 Except in the case of a Default for non-payment of amounts owed, any Cure Period provided for in the preceding paragraph shall be extended for up to ninety (90) days (or for such longer period as the parties may agree in writing) if (i) the nonperforming party is making its best efforts to promptly cure the nonperformance, and/or (ii) a cure cannot practically be achieved within the applicable Cure Period. As used in the preceding sentence, the term, "best efforts" shall mean the application of diligence and resources reasonably necessary to cure the nonperformance in a business like fashion with due regard for the seriousness of the nonperformance and its impact upon the other party and those to whom the other party may have legal or contractual obligations.

5.6 A party's Default or failure to perform any of its obligations under this Agreement shall be excused if and to the extent such Default or failure arises out of causes beyond the reasonable control of the nonperforming party or are related to acts undertaken at the request of or performed by the other party.

5.7 If any Default is caused as a result of actions by a subcontractor or supplier over whom the defaulting party does not have direct influence or control, then the nonperforming party shall be excused hereunder unless the goods or services to be furnished to it by the subcontractor or supplier were reasonably obtainable from other sources in sufficient time to permit the nonperforming party to meet its obligations hereunder.

5.8 The waiver by either party of any breach or default hereunder shall not constitute the waiver of any other or subsequent breach or default.

5.9 Notwithstanding anything herein to the contrary, either party may terminate this Agreement immediately in the event the other party files a petition in bankruptcy or proceedings in bankruptcy are instituted against it and not dismissed within ninety (90) days, or any court shall assume jurisdiction of such party and its assets pursuant to proceedings under any bankruptcy or reorganization act, or a receiver is appointed to such party's assets and is not dismissed within ninety (90) days, or if such party shall make an assignment for the benefit of creditors.

5.10 Upon termination of this Agreement, the Customer's rights under this Agreement to pass data through the IP Telephony Network shall cease.

5.11 If this Agreement is terminated for any reason, neither party will be liable to the other because of such termination for damages for the loss of prospective profits, anticipated sales, goodwill or for expenditures, investments or commitments made in connection with this Agreement.

                                 7 of 15
5.12 The termination of this Agreement shall not relieve the Customer of its liability to pay any compensation described in the Charges, Compensation and Fees section of this Agreement, which have accrued to the Service Provider as of the date of termination or any liability to pay that may accrue after the date of termination.

Section 6.  WARRANTIES

6.1 The Service Provider does not represent or warrant that the operation of the system or the performance of the services will be uninterrupted or error-free. However, the Service Provider will use all reasonable efforts to maintain the overall IP Telephony Network quality.

6.2 Unless the Service Provider specifies otherwise, the Service Provider warrants that all Equipment and software and other materials provided by the Service Provider under this agreement are all appropriately licensed and have undergone testing before being used in the provision of the Services.

6.3 The Service Provider warrants that upon notification of a problem with the provision of the Services, the Service Provider will immediately take all reasonable steps to correct such problem.

6.4 The Customer represents that it is aware that the sound quality of the Service may not be comparable to that of standard telephony transmissions and that the Service is subject to certain technical interference and issues related to transmission of IP packets which are beyond the control of the Service
     Provider.

6.5 The Customer represents that it is aware that the Service may be suspended in the future as a result of changes in the technical capacity and/or protocols of data networks or the regulatory environment surrounding the provision of IP based telephony service, in which case the Service Provider will not be considered to be in breach of this Agreement.

6.6 The Customer agrees to comply fully with all relevant Regulations to assure that neither the Service nor any direct product thereof are (i) provided or used, directly or indirectly, in violation of Regulations; or (ii) are intended to be used for any purposes prohibited by Regulations.

6.7 Except as expressly stated in this Section, there are no warranties, express or implied, with respect to the Services to be provided under this Agreement.


Section 7.  HARDWARE, SOFTWARE AND DATA RIGHTS

                              8 of 15
7.1 All hardware and software used to provide the Services herein are deemed to belong to or be licensed by the Service Provider or a contractually involved third party thereof. Nothing contained in this Agreement shall confer to the Customer any property rights, proprietary interest or license in the software, hardware, written materials, techniques or know how used to provide the Services.

7.2 Voice traffic, in any form, transferred through the IP Telephony Network pursuant to the Services being provided herein, belongs to the Customer. Nothing contained in this Agreement shall confer to the Service Provider any property rights or proprietary interest in such traffic.


SECTION 8.  REGULATORY COMPLIANCE

8.1 The Service Provider shall comply with all Regulations (including identification and procurement of required permits, certificates, approvals and inspections) which are applicable to the provision of the Services by the Service Provider.

8.2 The Customer shall comply with all Regulations (including identification and procurement of required permits, certificates, approvals and inspections) which are applicable to interfaces, including but not limited to the Customer's resale processes of the Services herein.

8.3 The Service Provider may immediately terminate this Agreement without liability or penalty at any time the Service Provider reasonably and in good faith believes that the Services being provided do not comply with Regulations related to the provision of the Services. In such an instance, the Service Provider shall notify the Customer that the Services are being terminated as a result of non-compliance with applicable Regulations.


SECTION 9.  MAINTENANCE AND UPGRADES

9.1 The Service Provider reserves the right to temporarily suspend Services for the purposes of maintaining or upgrading hardware and/or software in whole or in part on the IP Telephony Network. The Service Provider shall notify the Customer no less than twenty (20) days prior to any such planned suspension of Services provided that the Service Provider knows of such maintenance or upgrade requirements that far in advance. In all instances where 20 days notice can not be provided, the Service Provider will provide notice within two (2) business days of receiving notice of any anticipated suspension of Service.

9.2 The Service Provider will work with the Customer to schedule maintenance and servicing on the IP Network to minimize any service interruption to the Customer's customers.

                                 9 of 15
9.3 The Service Provider reserves the right to make such changes in the design, production, or content of the Services as the Service Provider decides, so long as the Services herein continue to be performed.

Section 10.  ASSIGNMENT

     Neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and permitted assigns of the Customer and the Service Provider.

Section 11.  SEVERABILITY

11.1 Any provision, covenant, or condition of this Agreement which is held by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction, shall be ineffective without invalidating or rendering unenforceable the remaining provisions hereof and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.2 Notwithstanding paragraph 11.1, any provision, covenant, or condition of this Agreement held to be illegal or unenforceable shall be deemed, if it can be done without materially altering the intention of the parties, amended to conform to applicable laws or regulations.

SECTION 12.  CONFIDENTIALITY

12.1 Both parties agree that the terms of this Agreement and any Confidential Information provided by one party to the other, with the exception of information previously disclosed to the public, shall be considered confidential and shall not be disclosed to third parties by the recipient, except to the extent that: (a) such information is required to be disclosed in carrying out this Agreement; or (b) is required to be disclosed to appropriate governmental or regulatory authorities or in a judicial proceeding; or (c) is provided pursuant to specific written consent received from the disclosing party.

12.2 The parties shall conspicuously label their tangible information as "Confidential" or "Proprietary" where appropriate, prior to delivery to the other party. Non-tangible information shall be designated as "Proprietary" or "Confidential" at the time of disclosure.


                                  10 of 15

12.3 The parties' obligations under this paragraph will survive the expiration or termination of this letter of intent and remain in effect for two years thereafter.

SECTION 13.  INDEMNIFICATION

13.1 The Customer shall defend and indemnify the Service Provider from and against any and all actions, suits, proceedings, claims, expenses, costs or liabilities (including attorneys fees) arising out of or caused by the negligence, willful misconduct, unauthorized acts, failures to act or misrepresentations of the Customer.

13.2 The Service Provider shall defend and indemnify the Customer from and against any and all actions, suits, proceedings, claims, expenses, costs or liabilities (including attorneys fees) arising out of or caused by the negligence, willful misconduct, unauthorized acts, failures to act or misrepresentations of the Service Provider.


Section 14.  LIABILITY

14.1 Neither party shall be liable to the other for any lost profits (except as may relate to nonpayment for Services rendered), unrealized savings or consequential damages that might arise from any performance or nonperformance of this Agreement.

14.2 Neither party shall be liable to the other party or any the Customer thereof for any indirect, special, incidental, consequential or punitive damages, regardless of the form of action for any reason whatsoever.

14.3 Neither party will be in Default of this Agreement if failure or delay in performance is caused by an "act of God", fire, flood, severe weather conditions, material shortage or unavailability of transportation, government ordinance, laws, regulations or restrictions, war or civil disorder, or any other cause beyond the reasonable control of such party.


SECTION 15.  DISPUTE RESOLUTION

15.1 In the event of any disagreement of any nature whatsoever between the parties to this Agreement in any way relating to this Agreement, the parties shall meet to attempt to resolve such disagreement. In the event of their failure to do so within thirty (30) days or such longer period of time as shall be mutually agreed upon by the parties, either party may serve notice in writing upon the other party demanding binding arbitration, which notice shall specify in reasonable detail the nature of the dispute. Notwithstanding the foregoing, either party may seek a temporary restraining order or other similar temporary injunctive relief to enforce the obligations of the other party hereunder.

                                 11 of 15
15.2 Any arbitration under this section shall be held in Jacksonville, Florida and conducted in accordance with the procedures set forth hereafter and, to the extent not inconsistent with this section, in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date of this Agreement.

15.3 Any arbitration under this section shall be before a panel of three (3) arbitrators who shall be attorneys-at-law admitted to practice in the United States. The arbitrators shall be selected by the parties from lists provided by the American Arbitration Association. The parties agree to exchange all relevant documents prior to any hearing and further agree that any dispute over such exchange may be submitted to the arbitrators for decision, which decision shall be binding on the parties. The parties further agree to exchange hearing exhibits and designations of witnesses to be called at the hearing at least two (2) weeks before any hearing. A party may not offer at the hearing as part of its direct case any witness or exhibit not so disclosed.

15.4 Any arbitration award must (i) be rendered in accordance with applicable law governing this Agreement and (ii) be set forth in a written decision which sets forth the reasons (including, without limitation, the conclusions of fact and law) upon which such award is rendered. No punitive damages shall be awarded in connection with any arbitration proceedings. Judgment upon an arbitration award may be rendered in any court of competent jurisdiction or application may be made to any such court for judicial acceptance of an order to enforcement of an arbitration award, as the case may be. Any arbitration award shall be final and binding on the parties. Once an issue has been arbitrated pursuant hereto, the decision of the arbitrator shall be res judicata with respect to such issue.

15.5 Arbitrators shall have the power to issue subpoenas compelling testimony and/or the production of documents from any person whether or not a party hereto, which subpoenas shall be enforceable in all courts of competent jurisdiction. In addition, the arbitrators and attorneys-of-record for the parties shall have the power to order through courts of competent jurisdiction the taking of depositions from any person, not a party or a director, officer, employee or agent of a party, who cannot be subpoenaed or is unable to attend the arbitration, whose testimony the arbitrators deems both important and relevant to the resolution of the issues presented for arbitration.

15.6 The cost of the arbitration and all attorney fees shall be borne by the parties in such proportion as the arbitrators shall direct, with such arbitrators to give due consideration to the fault of the parties.

                                 12 of 15
SECTION 16.  NOTICES

     All notices, requests, demands, and other communications required or permitted hereunder shall be in writing and will be deemed to have been duly given when delivered by hand or telephonic facsimile (and duly receipted), or by certified or registered mail, return receipt requested, with postage prepaid, to the addresses set forth below (or to such other addressee or address as shall be set forth in a notice given in accordance herewith). All such notices shall be deemed to have been given on the date delivered, sent by facsimile or seven (7) days after the date mailed in the manner provided above.

      Notices to the Service Provider             Notices to the Customer
      --------------------------------            -----------------------

      Access Power, Inc.                          Access Universal, Inc.
      10033 Sawgrass Dr. W., Suite 100            13426 Verbena Lane
      Ponte Vedra Beach, FL  32082                Houston, TX  77083
      Attn: Glenn Smith                           Attn: Rick Ilanga
      fax:  904.273.6390                          fax:  281.530.4581
      e-mail: Glenn@accesspower.com               e-mail: MHeadline@aol.com

17.  ENTIRETY OF AGREEMENT

     This Agreement constitutes the complete understanding of the parties hereto and supersedes all prior or contemporaneous agreements or representations, written or oral, concerning the subject matter of this Agreement. This Agreement may not be modified or amended except in writing and signed by a duly authorized representative of each party or their respective successor or assigns.


18.  GENERAL PROVISIONS

18.1 Nothing herein contained shall be construed to place the Parties in any partnership, agency, or joint venture relationship. Neither party will represent that it has any right to assume or create any obligation, expressed or implied, on behalf of the other party, nor to represent the other party as an agent, employee, or in any other capacity.

18.2 The Customer shall not use the name of the Service Provider or any of the Service Provider's trademarks, trade names, logos, designations or copyrights in any advertising, public relations or media release without the prior written consent of the Service Provider.

18.3 This Agreement and all matters arising out of or relating to this Agreement shall be governed by, interpreted and enforced in accordance with the laws of the State of Florida, USA without regard to the conflict of laws provisions thereof, except that when U.S. Federal law exists on substantive matters requiring construction under this Agreement, such Federal law shall apply in lieu of State law, but only to the extent required by applicable federal laws. The parties hereby agree to the exclusive jurisdiction of the courts of the State of Florida, USA.

                                 13 of 15
18.4 The parties may change any aspect of this Agreement by mutual agreement. Any such change shall be agreed upon in writing and signed by the duly authorized representatives of the parties.

18.5 A party's failure at any time to enforce any of the provisions of this Agreement or any right with respect thereto, will not be construed to be a waiver of such provision or right, nor to affect the validity of this Agreement. The exercise or non-exercise by a party of any right under the terms or covenants herein shall not preclude or prejudice the exercising thereafter of the same or other rights under this Agreement.

18.6 The parties' respective obligations under this Agreement which by their nature would continue beyond the termination or expiration of this Agreement, including, without limitation those contained in the sections entitled Confidentiality, Liability and Indemnification shall survive the termination or expiration of this Agreement.

18.7 Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.



     Access Power, Inc.                 Access Universal, Inc.

     By: ___________________            By____________________

     Name: Glenn Smith                  Name:  Felix F. Medina
     Title: President and CEO           Title:
     Access Power, Inc.                 Access Universal, Inc.






                                 14 of 15

                               EXHIBIT A

                             FEE SCHEDULE


[*] Information omitted and filed separately with the Commission pursuant to a confidential treatment request under Rule 406 of the Commission.





                                 15 of 15